Exhibit 10.2

August 14, 2015

Nadia Rupniak

(address redacted)

Dear Nadia:

Pursuant to our recent discussions, I would like to outline your current terms of employment with CoLucid Pharmaceuticals, Inc. (“CoLucid” or the “Company”).  These terms supersede and replace those set forth in your previous employment letter dated March 14, 2006.  The Confidentiality, Inventions and Non-Competition Agreement, dated February 20, 2006, between the Company and you will remain in full force and effect.

Title/Position:

You will have the title of “Head, Research” and you will continue to report to the Chief Executive Officer.

Compensation:

In this full-time exempt position, you will receive an annualized gross salary of $250,000 per calendar year, paid in accordance with CoLucid’s regular payroll practices.  You will be eligible for an annual bonus of up to 30% of your base salary based on the achievement of written performance criteria established by CoLucid on an annual basis.  You must be employed at the time any bonus is paid in order to have earned such bonus.  All compensation is subject to applicable taxes and deductions.  Your salary and bonus, along with your other terms and conditions of employment, are subject to adjustment at any time.  You will also be eligible to participate in the equity incentive program available for CoLucid management; provided, however, that any grants to you will be in the sole discretion of the Compensation Committee of the Board of Directors.

Benefits and Paid Time Off:

You will be eligible to participate in the various benefit plans the company offers from time to time, subject to eligibility and other provisions of those plans.  Summaries of our current benefits are enclosed.  Please understand that CoLucid provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.  You will be eligible for 160 hours of paid time off (PTO) annually.  PTO will be granted and must be used in accordance with the company's PTO policy, a copy of which is enclosed.

Termination Without Cause:

In the event that your employment is terminated by the Company without Cause, then, upon your furnishing to the Company an effective release of all claims in a form acceptable to the Company, (a) the Company shall compensate you (in a lump sum) for any accrued, unused vacation time as of the termination date and continue to pay your then effective salary (less standard deductions and withholdings) in accordance with the Company's regular payroll practices and reimburse you for your COBRA premiums (if any) for a period ending upon the earlier of (i) three months following the termination date or (ii) the date as of which you commence self-employment or employment with another company or business entity, and (b) any Company options held by you that would have vested during the Acceleration Period shall accelerate and become vested as of the termination date, and for this purpose the term “Acceleration Period” means the period beginning on the termination date and ending on the later of (1) May 6, 2016, and (2) the 90th day immediately following the termination date.  For purposes of this paragraph, your employment will be considered to have been terminated by the

Company without Cause if either (x) the Company requires, as a condition of your continued employment, that you relocate more than 50 miles from Research Triangle Park, North Carolina, and if, due to such requirement, you choose to resign your employment with the Company or (y) your employment is involuntarily terminated by the Company in the absence of an event constituting Cause.

For purposes hereof, “Cause” means the occurrence of one or more of the following events:  (i) your conviction for, or pleading no contest to, a felony, any crime involving moral turpitude, or any crime that is injurious to the financial condition, reputation or goodwill of the Company; (ii) your misappropriation of any of the Company’s property; (iii) your engaging in any fraudulent or dishonest conduct in your dealings with, or on behalf of, the Company; (iv) your failure or refusal to follow the lawful instructions of the Company’s Board of Directors (other than any such failure or refusal resulting from your incapacity due to physical or mental illness), if such failure or refusal continues for a period of ten (10) days after the Company provides you with written notice stating the instructions that you have failed or refused to follow; (v) your breach of your obligations under this employment letter or any agreement with the Company and such breach, if curable, remains uncured for a period of ten (10) days after the Company provides you with written notice of such breach; (vi) your knowing violation of any of the Company’s written policies or procedures, including, without limitation, any employee policies, business ethics policies or code of conduct policies, and such violation, if curable, remains uncured for a period of ten (10) days after the Company provides you with written notice of such violation; (vii) your engaging in any willful misconduct that is injurious to the financial condition, reputation or goodwill of the Company; or (viii) your misuse of alcohol or drugs which materially interferes with your performance of your duties for the Company or which is injurious to the reputation or goodwill of the Company.

At-Will Nature of Employment:

While we hope your employment relationship will be mutually beneficial, this letter is not a contract of employment or a guarantee of employment for any specific duration.  Your employment with CoLucid will remain at all times at-will, and either you or we may terminate your employment at any time for any reason, with or without notice.   Regardless of any future changes in your job title, responsibilities, salary, benefits or company policies and practices, our at-will relationship will not change, except by written agreement signed by you and an authorized CoLucid officer.

* * * * * * * * * * * * * * * *

To acknowledge these restated terms of employment, please sign below and return the signed letter (either hard copy or electronically).  If you have any questions regarding this letter, please do not hesitate to contact me.

Sincerely,

/s/ Thomas P. Mathers
Thomas P. Mathers
Chief Executive Officer
CoLucid Pharmaceuticals, Inc.

Accepted and agreed:

/s/ Nadia Rupniak	8/14/2015
Signature	Date